Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-207311) of Real Industry, Inc.,
(2)	Registration Statement (Form S-8 No. 333-204742) pertaining to the Real Industry, Inc. Amended and Restated 2015 Equity Award Plan, and
(3)	Registration Statement (Form S-8 No. 333-134236) pertaining to the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan

of our reports dated March 13, 2017, with respect to the consolidated financial statements of Real Industry, Inc. and the effectiveness of internal control over financial reporting of Real Industry, Inc. included in this Annual Report (Form 10-K) of Real Industry, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 13, 2017